INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
DELTA OIL & GAS, INC.
(A Development Stage Company)

We consent to the use in the Registration Statement of Delta Oil & Gas, Inc. (the "Company") on Form SB-2 date July 13, 2007, of our Report of Independent Public Accounting Firm dated March 23, 2007 on the consolidated balance sheets of the Company as of December 31, 2006 and 2005, and the related statements of operations and cash flows for the years then ended and for the period from January 9, 2001 (inception) to December 31, 2006 and changes in stockholders' equity for the period from January 9, 2001 (inception) to December 31, 2006.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Telford Sadovnick, P.L.L.C.
Certified Public Accountants

Bellingham, Washington
July 13, 2007